Digital media pioneers join Lee Enterprises board

DAVENPORT, Iowa (July 18, 2024) – Madeline McIntosh and Jon Miller, pioneering media executives with extensive accomplishments in digital technology, consumer marketing and business transformations, have joined the board of directors of Lee Enterprises, Incorporated (NASDAQ:LEE).

“Madeline and Jon bring unique backgrounds and impressive perspectives as independent directors to help us propel Lee’s digital successes even farther and faster,” said Mary Junck, chairman. “Our board is thrilled to gain their wisdom and foresight as we accelerate Lee’s transformation in providing our market-leading news, information and advertising in compelling new ways.”

They fill retirement vacancies, bringing the board back to nine members.

Madeline McIntosh is a digital pioneer and media executive with decades of experience leading business transformations.

In March 2024, she launched Authors Equity, Inc, a book publisher dedicated to a reshaped relationship with authors and publishing talent. The company’s emphasis on profit sharing, flexibility, transparency and long-term collaboration has drawn a wide-ranging list of bestselling and emerging authors, with the first books coming to market in fall 2024. She is the company’s CEO and publisher.

A major profile in The New York Times said she “stands out as someone who at every turn has rejected conventional thinking, and who has had an uncanny degree of foresight about technological change.”

Jon Miller is a senior executive and investor at the intersection of technology and media.

As chairman and CEO of AOL, Inc., he oversaw the world’s largest digital news site. As chairman and CEO of News Corp Digital Media Group, he was responsible for digital strategy and presence for all television and print publications globally.

He has been president and CEO of USA Interactive (now IAC), and a partner in venture capital firm Advancit Capital with the chairman of Paramount Global, Shari Redstone, for the past eight years, where he has invested in more than 100 companies.

McIntosh is known for her belief in the critical importance of nurturing creative talent during the age of the algorithm and, now, of AI. Her leadership has been celebrated by Forbes (2021 “50 Over 50: Vision” list), Girls Write Now (2021 “Agent of Change” award), and the UJA (2022 Publishing Titan Award).

Previously, she was CEO of Penguin Random House US, the world’s largest book publisher. While there and during a post at Amazon, she played a seminal role in each of the major inflection points in the consumer book market over the past three decades, including the birth of ecommerce, digital audio and ebooks.

She serves as an independent director of Simon & Schuster, the global book publisher acquired by KKR in 2023. She is president of Poets & Writers, a nonprofit dedicated to serving the needs of creative writers, and she is an advisor to Shimmr AI, a startup developing AI-supported ad tech for books. She is a regular speaker about the future of book publishing; in 2024, this includes delivering keynotes at the Readmagine conference in Madrid and the New Zealand Publishers Association.

"I am honored to join the board of Lee Enterprises, a company whose rich journalistic history extends back to when Mark Twain was still Sam Clemens, and whose future looks bright indeed,” she said. “The more I've learned about Lee's approach to digital transformation, the more excited I've become about its ability to continue to serve the mission of providing high-quality local news and information to its engaged readers nationwide. I look forward to doing all I can to support the board and management team in this vital work."

Miller has served as a director of public and private companies, including the boards of BBC News Worldwide, RTL Broadcasting, NY Public Radio, Akamai, Nielsen, First Look Media, Expedia, Trip Advisor and the Interpublic Group. He was executive producer of Live 8, the largest charity event ever produced and an advisor on a related follow up initiative, Live Earth.

He is senior media advisor to Global Citizen and its upcoming Global Live series of events. He is also an advisor to the Office of the Vice Provost for Advances in Learning at Harvard University, having previously served in that capacity with Harvard/MIT joint venture EdX. He has been honored as a UJA ‘Media Man of the Year’ and has also been awarded the Inaugural Pioneer Prize, Producers Guild of America, the Inaugural Vanguard Award, International Emmy Association, the Digital Power Player of the Year, Hollywood Reporter, and the Monaco Media Festival, Interactive Pioneer Award.

“I have admired Lee’s content quality and digital advances in a challenging media landscape,” he said, “and I see those challenges full of exciting opportunities, especially for an innovative, locally focused provider such as Lee.”

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 73 markets in 26 states. Our core commitment is to provide valuable, intensely local news and information to the communities we serve. Our markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

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